PERSONAL AND CONFIDENTIAL

UNIT CORPORATION RESTRICTED STOCK AWARD AGREEMENT

Participant name
Date of grant	<Date of grant>
Number of shares of restricted stock subject to this award
As an employee of Unit Corporation (“Unit”) or one of its Affiliates, you have been granted an award of shares of restricted stock under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan dated May 6, 2015 (the “Plan”). This agreement sets out the terms of that award. This award is subject to the terms and conditions that follow in this agreement.
The date of the award evidenced by this agreement (the “date of grant”) is set forth above.
Capitalized terms used but not defined in this agreement have the meaning given to them in the Plan.

1.Acceptance of award. This award is accepted by signing your name in the space provided on the enclosed copy of this agreement and returning a copy to the Secretary of Unit, 8200 South Unit Drive, Tulsa, Oklahoma 74132-5300.

2.Award. Unit hereby grants to you a restricted stock award consisting of ________ shares of restricted stock (the “Total Restricted Stock Award”), subject to the terms and conditions of this agreement.

3.Vesting and delivery of shares. Unless previously forfeited, Unit will deliver to you, or your designated beneficiary, or if none, to your devisees if death occurs, shares of Unit common stock (in lieu of the shares of restricted stock) under the following:

A.	Time Vested Shares. Forty percent of the Total Restricted Stock Award will constitute “Time Vested Shares” and will vest in these amounts and dates:

(i)	33 1/3% of the Time Vested Shares will vest on March 9 <of the first year after year of date of grant>;
(ii)	an additional 33 1/3% of the Time Vested Shares will vest on March 9 <of the second year after year of date of grant>; and
(iii)	the remaining 33 1/3% of the Time Vested Shares will vest on March 9 <of the third year after year of date of grant>.
Each share of Time Vested Shares represents the right to receive one share of Unit common stock.

B.
Performance Vested Shares. The remaining 60% of the Total Restricted Stock Award is designated as Performance Shares (the “Performance Shares”). Each Performance Share represents the right to receive one share of Unit common stock. The actual number of shares of common stock that may become issuable as Performance Shares will be determined under these performance measures:

1.
TSR Performance Shares. Fifty percent of the Performance Shares will be determined based on Unit’s Total Stockholder Return compared to the Total Stockholder Return of the Peer Group as calculated under Schedule 1 to this agreement; and

2.
Consolidated Cash Flow to Total Assets Shares. The remaining 50% of the Performance Shares will be determined based on Unit’s ratio of Consolidated Cash Flow to Total Assets compared to that of the Peer Group as calculated under Schedule 2 of this agreement.

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Any distribution of shares to you under this award (either Time Vested or Performance Vested) is subject to and conditioned on the requirement you be actively employed with Unit or one of its Affiliates on the date the shares otherwise vest under this agreement.

4.	Issuance of restricted stock.

A.
Unless you are advised otherwise by Unit, your unvested shares of restricted stock will be held in book entry form. You agree that Unit may give stop transfer instructions to the depository to ensure compliance with this agreement. You (i) acknowledge that your unvested shares of restricted stock will be held in book entry form on the books of Unit's depository (or another institution specified by Unit), and irrevocably authorize Unit to take whatever action may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited, (ii) agree to deliver to Unit, as a precondition to the issuance of any certificate or certificates regarding unvested shares of restricted stock, one or more stock powers, endorsed in blank, regarding those shares, and (iii) agree to take any other action as Unit may reasonably request to accomplish the transfer or forfeiture of any unvested shares of restricted stock forfeited under this agreement.

B.
If the Secretary of Unit advises you that your unvested shares of restricted stock will be represented by a certificate subject to this agreement, Unit will issue and register on its books and records in your name a certificate (or certificates) in the shares of restricted stock subject to this award . Each certificate will bear a legend, substantially in the following form:

“The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan dated May 6, 2015, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Unit Corporation.”
The certificate(s) will be retained by Unit (or its designee) until all restrictions or conditions applicable to the shares have been satisfied or lapsed.

5.Restrictions. Besides the other terms in this agreement or the Plan, the shares of restricted stock subject to this agreement will be subject to these restrictions:

A.
Neither (i) the shares of restricted stock, (ii) the right to vote the shares of restricted stock, (iii) the right to receive dividends on the shares of restricted stock, or (iv) any other rights under this agreement may be sold, transferred, donated, exchanged, pledged, assigned, or otherwise alienated or encumbered until (and then only to the extent of) the shares of restricted stock are delivered to you.

B.
You will have, regarding the shares of restricted stock, all of the rights of a holder of shares, including the right to vote the shares and to receive any cash dividends thereon. The Committee, however, may determine that cash dividends will be automatically reinvested in additional shares which will become shares of restricted stock and will be subject to the same restrictions and other terms of this award. Unless otherwise determined by the Committee, dividends payable in shares will be treated as additional shares of restricted stock subject to the same restrictions and other terms of this award and you will deliver a stock power, duly endorsed in blank, relating to the additional shares of restricted stock on payment of any the dividend.

C.
During your lifetime the shares delivered under this agreement will only be delivered to you. Any shares of restricted stock transferred under this agreement will continue to be subject to the terms and conditions of this agreement, including, without limitation, this Section 5. Any transfer permitted under this agreement will be promptly reported in writing to Unit's Secretary.

6.Affect of death or disability. Despite what is provided for in Section 5, if your employment with Unit or one of its Affiliates terminates because of your death or disability (the later as determined by the Committee in its sole discretion) before you have vested in all or any shares of restricted stock , the vesting requirements will

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be accelerated and all shares of restricted stock that have not vested will vest 100% as of the date of such death or disability at the 100% multiplier award level.

7.Affect of other causes of termination of employment.

A.
On termination of your employment with Unit or any of its Affiliates for any reason (except (i) due to death or disability under Section 6, (ii) because of a Change of Control subject to Section 10, or (iii) for Time Vested Shares only, your retirement (unless the Committee determines otherwise), you will forfeit all shares of restricted stock (or all shares of common stock) that have not been previously delivered to you. Under no circumstances will the Performance Shares vest before attainment of the performance goals if an involuntary termination occurs without cause, termination for good reason, or retirement.

B.	For this agreement, your employment by an Affiliate of Unit will be considered terminated on the date that the company by which you are employed is no longer an Affiliate of Unit.

8.Transfer of employment; leave of absence. A transfer of your employment from Unit to an Affiliate or vice versa, or from one Affiliate to another, without an intervening period, will not be deemed a termination of employment. If you are granted an authorized leave of absence, you will be deemed to have remained in the employ of the company by which you are employed during such leave of absence.

9.Adjustments in shares of restricted stock.

A.
The existence of this agreement and the shares of restricted stock will not affect or restrict in any way the right or power of the board of directors or the stockholders of Unit (or any of its Affiliates) to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the shares of restricted stock, the dissolution or liquidation of the company or any sale or transfer of all or any part of its (or their) assets or business.

B.
If any corporate event occurs or transaction subject to Section 4.2 of the Plan, the Committee may make adjustments or amendments to the terms of this award as it deems appropriate under the circumstances, in its sole discretion. Any adjustments or amendments may include, but are not limited to, (i) changes in the number and kind of shares of restricted stock set forth above, (ii) changes in the grant price per share, and (iii) accelerating the delivery of the shares of restricted stock. The determination by the Committee on the terms of any amendments or adjustments will be conclusive and binding.

10.Change of Control. Article 14 of the Plan will apply to the terms of this award if a Change of Control occurs, except that for this agreement, Section 14.2 will be deemed amended by deleting this language from the first sentence: “if the Committee reasonably determines in good faith before the occurrence of a Change of Control” and replacing it with this language: “if a majority of the Committee members in place prior to the Change of Control reasonably determines in good faith, either before or after the Change of Control”. If you are an employee of an Affiliate of the Company the following will constitute a Change of Control: the stockholders or members of the Affiliate approve a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of that Affiliate (an “Affiliate Transaction”); excluding, however, an Affiliate Transaction under which (i) all or substantially all individuals or entities who are the owners of the Affiliate immediately before the Affiliate Transaction will beneficially own, directly or indirectly, over 70% of the outstanding securities of the entity resulting from the Affiliate Transaction, (ii) no Person (other than: the Company; the entity resulting from the Affiliate Transaction; and any Person which beneficially owned, immediately before the Affiliate Transaction, directly or indirectly, 25% or more of the outstanding securities of the Affiliate) will beneficially own, directly or indirectly, 25% or more of the outstanding equity of the entity resulting from the Affiliate Transaction and (iii) individuals who were members of the incumbent board of directors (or managers ) of the Affiliate will constitute a majority of the members of the board of directors (or managers ) of the entity resulting from the Affiliate Transaction.

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11.Tax matters.

A.
Federal income and employment tax withholding (and state and local income tax withholding, if applicable) may be required regarding taxes on income realized when restrictions are removed from the shares of restricted stock. You must deliver to Unit the amounts it determines should be withheld, provided, however, that you may pay a portion or all of the withholding taxes by electing to have (i) Unit withhold a portion of the shares otherwise delivered to you or (ii) you can deliver to Unit shares you have owned for at least six months, in either case, having a Fair Market Value (as of the date that the taxes are to be withheld) in the amount to be withheld, and provided further that your election will be irrevocable. Unless otherwise required under applicable law, for this Section 11, Fair Market Value means the closing price of the shares on the NYSE on the date the restrictions are removed.

B.
You acknowledge that you have reviewed with your own tax advisor(s) the federal, state, and local tax consequences of accepting the shares of restricted stock and the other transactions contemplated by this agreement. You are relying solely on such advisor(s) and not on any statements or representations of the Company or any of its agents. You understand and agree that you, and not the Company, will be responsible for your own tax liability that may arise because of the transactions contemplated by this agreement. You understand that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the shares of restricted stock and the Fair Market Value of the shares of restricted stock by the date any restrictions on the shares of restricted stock terminate or lapse. In this context, “restrictions” includes the restrictions under Section 3. You understand that you may elect to be taxed when the shares of restricted stock are granted, rather than when and as the restrictions terminate or lapse (if ever), by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the grant date. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY (AND NOT THE COMPANY'S) TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THAT FILING ON YOUR BEHALF.

12.Employment. Nothing in this agreement or the Plan will confer on you any right to continue in the employ or other service of Unit or any of its Affiliates or limit in any way the right of your employer to change your compensation or other benefits or to terminate your employment or other service with or without Cause.

13.Short-swing trading. An executive officer of Unit who receives an award of restricted stock must report the transaction on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the EDGAR database of the Securities and Exchange Commission. While the General Counsel of Unit will draft the Form 4 on your request, the filing is your personal responsibility. Further, executive officers should review Unit Corporation's Statement of Company Trading Policy before arranging for the sale of shares.

14.Forfeiture of award. If during your employment by Unit or one of its Affiliates the Committee determines that you have engaged in any activity in competition with any activity of Unit or its Affiliates, or activity or conduct that is inimical, contrary or harmful to the interests of Unit or its Affiliates, including but not limited to:

A.	conduct relating to your employment for which either criminal or civil penalties against you may be sought;

B.
conduct or activity that results in the termination of your employment because of your: (i) failure to abide by your employer's rules and regulations governing the transaction of its business, including without limitation, its Code of Business Ethics and Conduct; (ii) inattention to duties, or the commission of acts while employed with your employer amounting to negligence or misconduct; (iii) misappropriation of funds or property of Unit or any of its Affiliates or committing any fraud against Unit or any of its Affiliates or against any other person or entity in the course of employment with Unit or any of its Affiliates; (iv) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of Unit or any of its Affiliates or to the benefits of which Unit or any of its Affiliates is entitled; or (v) the commission of a felony or other crime involving moral turpitude;

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C.
accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of Unit or any of its Affiliates employed during your tenure with Unit of an of its Affiliates, or otherwise assisting in any other capacity or manner any company or enterprise directly or indirectly in competition with or acting against the interests of Unit or any of its Affiliates (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by you during your tenure with Unit or any of its Affiliates, but only if provided in the good faith and reasonable belief that such action would benefit Unit or any of its Affiliates by promoting good business relations with the competitor and would not harm Unit or any of its Affiliates interests in any substantial manner or (ii) any other service or assistance provided at the request or with the written permission of Unit or any of its Affiliates;

D.	disclosing or misusing any confidential information or material concerning Unit or any of its Affiliates; or

E.
making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom Unit or any of its Affiliates engages in business that is defamatory or derogatory regarding the business, operations, technology, management, or other employees of Unit or any of its Affiliates, or taking any other action that could reasonably be expected to injure Unit or any of its Affiliates in its business relationships with any of the foregoing parties or result in any other detrimental effect on Unit or any of its Affiliates;

then this award of shares of restricted stock will automatically terminate and be forfeited effective on the date on which you breached this Section 14 as determined by the Committee and (i) all shares acquired by you under this agreement (or other securities into which those shares have been converted or exchanged) will be returned to Unit or, if no longer held by you, you will pay to Unit, without interest, all cash, securities or other assets received by you on the sale or transfer of such stock or securities, and (ii) all unvested shares of restricted stock will be forfeited.

F.
If you owe any amount under the above subsections of this Section 14, you acknowledge that your employer may, to the fullest extent permitted by applicable law, deduct such amount from any amounts your employer owes you from time to time for any reason (including without limitation amounts owed to you as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not your employer elects to make any such set-off in whole or in part, if your employer does not recover by means of set-off the full amount you owe it, you hereby agree to pay immediately the unpaid balance to your employer.

15.Listing; securities considerations. Despite anything else in this agreement, if Unit determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares issuable under this agreement is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of the shares of restricted stock, or the removal of any restrictions imposed on such shares, such shares will not be issued, in whole or in part, or the restrictions on the shares removed, unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to Unit.

16.Binding effect. This agreement will inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “you” is used in any provision of this agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred as provided for in this agreement, the term “you” will be deemed to include that person or persons.

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17.Plan provisions govern.

A.
This award is subject to the terms, conditions, restrictions, and other provisions of the Plan as fully as if all those provisions were set forth in their entirety in this agreement. If any provision of this agreement conflicts with a provision of the Plan, the Plan provision will control.

B.
You acknowledge that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to you and that you were advised to review that material before entering into this agreement. You waive the right to claim that the provisions of the Plan are not binding on you and your heirs, executors, administrators, legal representatives and successors.

C.
By your signature below, you represent that you are familiar with the terms and provisions of the Plan, and accept this agreement subject to all terms and provisions of the Plan. You have reviewed the Plan and this agreement in their entirety and fully understand all provisions of this agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee on questions arising under the Plan or this agreement.

18.Governing law. This agreement will be governed by and construed under the laws of the State of Oklahoma despite any laws of the State of Oklahoma that would apply the laws of a different State.

19.Severability. If any term or provision of this agreement, or the application of this agreement to any person or circumstance, will at any time or to any extent be invalid, illegal, or unenforceable both parties intend for any court construing this agreement to modify or limit that provision to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not able to be reformed will be ignored so as to not affect any other term or provision of this agreement, and the remainder of this agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, will not be affected and each term and provision of this agreement will be valid and enforced to the fullest extent permitted by law.

20.Consent to electronic delivery; electronic signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that may have to be deliver to you (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) for this and any other award made or offered by Unit. Electronic delivery may be via electronic mail system or by reference to a location on a company intranet to which you have access. You consent to all procedures Unit has established or may establish for an electronic signature system for delivery and acceptance of any such documents that may have to be delivered to you, and agrees that your electronic signature is the same as, and will have the same force and effect as, your manual signature.

21.Entire agreement; modification. The Plan and this agreement contain the entire agreement between the parties regarding the subject contained in this agreement and may not be modified except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan (or in this agreement), or as it may be amended from time to time by a written document signed by each of the parties to this agreement. Any oral or written agreements, representations, warranties, written inducements, or other communications regarding the subject contained in this agreement made before signing this agreement will be void and ineffective for all purposes.

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22.Counterparts. This agreement may be signed in duplicate counterparts, each of which will be deemed to be an original.

Unit Corporation:		Participant:

	___________________________________	X________________________________________
By:	Mark E. Schell
Title:	Senior Vice President

******************************************************************************************************

DESIGNATION OF BENEFICIARY
FOR AWARD MADE UNDER THE
SECOND AMENDED AND RESTATED
UNIT CORPORATION STOCK AND INCENTIVE COMPENSATION PLAN
dated May 6, 2015

A. Identification
Participant Name:
Participant’s Social Security Number:	X

I hereby designate the following as my beneficiary(ies) entitled to receive my undelivered Shares of Restricted Stock that are subject to this Award having a Date of Grant of <Date of Grant>.

B. Information Concerning The Primary Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Shares
X

TOTAL = 100%

[Designation of Beneficiary Continued on Next Page]

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Contingent Beneficiary(ies) (applicable only if you are not survived by one or more primary beneficiaries)

C. Information Concerning The Contingent Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Shares
X

TOTAL = 100%

* If no percentages are indicated, benefits will be divided equally between applicable beneficiaries.

It is understood that this Designation of Beneficiary is made under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan, dated May 6, 2015, and is subject to the terms and conditions stated in that plan, including the beneficiary’s survival of my death. If any of those conditions are not satisfied, those rights will transfer according to my will or the laws of descent and distribution.

It is further understood that all prior designations of beneficiary made by me under the plan, if any, with regard to this Restricted Stock Award Agreement are hereby revoked. I reserve the right to change (revoke) this Designation of Beneficiary. Any change of this designation of beneficiary must be in writing, signed by me and filed with the Company before my death.

X__________________________________________	X____________________________________
Date

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Schedule 1
(TSR Performance)

(a)
The calculation of the number of shares to be issued to you based on this performance measure will be tied to the percentile level at which the total stockholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distribution) to Unit’s stockholders over the Performance Period stands in relation to the total stockholder return realized for that period by the companies comprising the Peer Group.

For such purpose, the total stockholder return will be determined under this formula:

Total Stockholder Return (“TSR”)	=	Change in Stock Price + Dividends Paid Beginning Stock Price

• Beginning Stock Price	=
means the average closing sale price as reported on the New York Stock Exchange (or any other applicable trading market index) of one (1) share of common stock for the 15 trading day period ending on <date of grant>. The Beginning Stock Price will be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends during the TSR Performance Period.

• Change in Stock Price	=	means the difference between the Ending Stock Price and the Beginning Stock Price.
• Dividends Paid	=	means the total of all cash and in-kind dividends paid on one (1) share of common stock during the TSR Performance Period, if any.
• Ending Stock Price	=
means the average closing sale price of one (1) share of common stock for the 15 trading days immediately ending on <3rd year anniversary of date of grant> as reported on the New York Stock Exchange (or any other applicable trading market index).

• Peer Group	=	means <designated Peer Group for year of date of grant>
If any member of the Peer Group ceases to have publicly traded common stock, the Committee may select a replacement company if they so choose which will then be included in the above definition of Peer Group.

• TSR Performance Period	=	means the period starting <date of grant> and ending <3rd year anniversary of date of grant>.

(b)
By ninety (90) days after the TSR Performance Period, the Committee will determine and certify the extent to which this performance measure has been achieved. The Performance Shares will vest on the date of the Committee’s certification or such later date as the Committee may determine, and the value of the shares will be based on the closing price of Unit’s stock on the NYSE on that date.

After the TSR is calculated for Unit and each company in the Peer Group, Unit’s rank within the Peer Group will be determined by the Committee and a “TSR Performance Percentile Rank” will be assigned to Unit to reflect its performance relative to the Peer Group.
The number of shares of common stock to be distributed to you will then be calculated by multiplying the targeted number of shares designated as TSR performance shares by the percentage multiplier corresponding to Unit’s relative TSR Performance Percentile Rank, as follows:

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Percentage Multiplier
TSR Performance Percentile Rank	(% shares that will be received)
90 +	200
75	150
60	100
50	75
40	50
0 - 39	0
Interpolation will be used in the calculation for percentile ranks that fall between those stated above.

(c)
The Committee may adjust in its sole discretion application of the TSR formula as required to recognize special or non-recurring situations or circumstances regarding Unit or any company in the Peer Group for any year during the TSR Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities, or material impairments reported on a Form 8-K filed with the Securities and Exchange Commission. The Committee may not exercise discretion to increase the compensation payable to you under a straight application of the formula, but it may exercise negative discretion to reduce the amount payable.

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Schedule 2
(Consolidated Cash Flow to Total Assets)

(a)
The calculation of the number of shares to be issued to you under this performance measure will be based on the Consolidated Cash Flow (before changes in assets and liabilities) as a ratio to the Average Total Assets of Unit in relation to that of the Peer Group. The Peer Group Consolidated Cash Flow to Average Total Assets ratio will be based on actual performance levels for each company in the Peer Group for each Annual Performance Period. The shares to be issued are based on how Unit’s performance compares to the Peer Group actual performance levels for each of the Annual Performance Periods.

• Annual Performance Period 1	=	means the period starting January 1 and ending December 31 <of year of date of grant>.
• Annual Performance Period 2	=	means the period starting January 1 and ending December 31 <of one year following the year of date of grant>.
• Annual Performance Period 3	=	means the period starting January 1 and ending December 31 <of two years following the year of date of grant>.
For purposes of this Schedule 2,

• Average Total Assets	=	is calculated using total assets at the beginning of the year adding to it the total assets at the end of the year and dividing the resulting amount by 2 excluding impairments.
• Consolidated Cash Flow	=	means cash flow before changes in operating assets and liabilities.
• Peer Group	=	has the same meaning used in Schedule 1.
One-third of the Performance Share subject to this performance measure will be subject to distribution under each Annual Performance Period. Any shares not distributed for an Annual Performance Period will be available for distribution under future Annual Performance Periods.

(b)
By ninety (90) days after the applicable Annual Performance Period, the Committee will determine and certify the extent to which this performance measure has been achieved for that Annual Performance Period. The Performance Shares associated with this measure will vest on the date of the Committee’s certification or such later date as the Committee may determine, and the value of the shares will be based on the closing price of Unit’s stock and the NYSE on that date.

After the conclusion of the applicable Annual Performance Period and the Consolidated Cash Flow to Total Assets ratio is determined for Unit, its rank within the Peer Group will be determined and a “Consolidated Cash Flow to Average Total Assets Performance Percentile Rank” will be assigned to Unit to reflect its performance relative to the Peer Group for the applicable Annual Performance Period.
The number of shares of common stock available for distribution to you as Performance Shares in relation to the Consolidated Cash Flow to Average Total Assets for the applicable Annual Performance Period will then be calculated by multiplying the targeted number of shares designated as Performance Shares under this performance measure (50% of the Total Performance Shares) by the percentage multiplier corresponding to Unit’s relative Consolidated Cash Flow Performance Percentile Rank, as set forth in the following chart:

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Consolidated Cash Flow Performance Percentile Rank	Percentage of Target Award that will Vest
75th	200%
50th	100%
25th	50%
Interpolation will be used in the vesting calculation for percentile ranks that fall between those stated above.

(c)
The Committee may adjust the calculation of this performance criteria as required to recognize special or non-recurring situations or circumstances regarding Unit or any company in the Peer Group for any Annual Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities, or material impairments reported on a Form 8-K filed with the Securities and Exchange Commission. The Committee may not exercise discretion to increase the compensation payable to you under a straight application of the formula, but it may exercise negative discretion to reduce the amount payable.

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